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                                                                    EXHIBIT 10.5

                                     FORM OF

                              AMENDED AND RESTATED
                      CHANGE IN CONTROL SEVERANCE AGREEMENT

            THIS AMENDED AND RESTATED AGREEMENT ("Agreement"), initially effective as of the 10th day of February, 2000 (the "Effective Date"), and amended and restated in its entirety effective as of July 13, 2000 is further amended and restated as of February 24, 2005, by and between Allegheny Technologies Incorporated, a Delaware corporation (hereinafter referred to as the "Company"), and the individual identified on the signature page of this Agreement (the "Executive").

                                   WITNESSETH:

            WHEREAS, the Board of Directors of the Company (the "Board") has approved the Company's entering into this agreement providing for certain severance protection for the Executive following a Change in Control (as hereinafter defined);

            WHEREAS, the Board of the Company believes that, should the possibility of a Change in Control arise, it is imperative that the Company be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

            WHEREAS, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of a possible Change in Control, advise management and the Board of the Company as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board determines to be appropriate.

            NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of Executive's advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company, and for good and valuable consideration and the mutual covenants set forth herein, the Company and the Executive, intending to be legally bound, agree as follows:

                             Article I. Definitions

      1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below when the initial letter of the word or abbreviation is capitalized:

(a) "Accrued Obligations" means, as of the Effective Date of Termination, the sum of (i) the Executive's Base Compensation through and including the Effective Date of Termination, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Effective Date of Termination under the terms of any such arrangement and not then paid, including, but not limited to, AIP accrued but not paid for a year ending prior to the year in which occur, the Effective Date of Termination,
(iii)


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unused vacation time monetized at the then rate of Base Compensation, (iv)
expense reimbursements or other cash entitlements, (v) amounts accrued, including but not limited to amounts accrued as a result of the application of
Section 2.2(g), under any qualified, non-qualified or supplemental employee benefit plan, payroll practice, policy or perquisite.

(b) "AIP" means the Company's Annual Incentive Plan as it exists on the date hereof and as it may be amended, supplemented or modified from time to time or any successor plan.

(c) "Base Compensation" shall mean (1) the highest annual rate of base salary of the Executive within the time period consisting of two years prior to the date of a Change in Control and the Effective Date of Termination and (2) the AIP bonus target for performance in the calendar year that a Change in Control occurs or the actual AIP payment for the year immediately preceding the Change in Control, whichever is higher.

(d) "Beneficiary" shall mean the persons or entities designated or deemed designated by the Executive pursuant to Section 7.2 herein.

(e) "Board" shall mean the Board of Directors of the Company.

(f) For purposes hereof, the term "Cause" shall mean the Executive's conviction of a felony, breach of a fiduciary duty involving personal profit to the Executive or intentional failure to perform stated duties reasonably associated with the Executive's position; provided, however, an intentional failure to perform stated duties shall not constitute Cause unless and until the Board provides the Executive with written notice setting forth the specific duties that, in the Board's view, the Executive has failed to perform and the Executive is provided a period of thirty (30) days to cure such specific failure(s) to the reasonable satisfaction of the Board.

(g) For the purposes of this Agreement, "Change in Control" shall mean, and shall be deemed to have occurred upon the occurrence of, any of the following events:

            (1) The Company acquires actual knowledge that (x) any Person, other than the Company, a subsidiary, any employee benefit plan(s) sponsored by the Company or a subsidiary, has acquired the Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person to 20% or more of the Voting Power of the Company, or (y) any Person or Persons agree to act together for the purpose of acquiring, holding, voting or disposing of securities of the Company or to act in concert or otherwise with the purpose or effect of changing or influencing control of the Company, or in connection with or as Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person(s) to 20% or more of the Voting Power of the Company; or

            (2) The completion of a Tender Offer is made to acquire securities of the Company entitling the holders thereof to 20% or more of the Voting Power of the Company; or

            (3) The occurrence of a successful solicitation subject to Rule 14a-11 under the Securities Exchange Act of 1934 as amended (or any successor Rule) (the "1934 Act") relating to the election or removal of 50% or more of the members of the Board or any class of the Board shall be made by any person other than the

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            Company or less than 51% of the members of the Board (excluding vacant seats) shall be Continuing Directors; or

            (4) The occurrence of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 20% of the consolidated assets of the Company immediately prior to the transaction;

provided, however that (A) if securities beneficially owned by Executive are included in determining the Beneficial Ownership of a Person referred to in Section (i), (B) if Executive is named pursuant to Item 2 of the Schedule 14D-1 (or any similar successor filing requirement) required to be filed by the bidder making a Tender Offer referred to in Section (ii) or (C) if Executive is a "participant" as defined in Instruction 3 to Item 4 of Schedule 14A under the 1934 Act in a solicitation referred to in Section (iii) then no Change of Control with respect to Executive shall be deemed to have occurred by reason of any such event.

            For the purposes of Section 1(g), the following terms shall have the following meanings:

            (i) The term "Person" shall be used as that term is used in Section 13(d) and 14(d) of the 1934 Act as in effect on the Effective Date hereof.

            (ii) "Beneficial Ownership" shall be determined as provided in Rule 13d-3 under the 1934 Act as in effect on the Effective Date hereof.

            (iii) A specified percentage of "Voting Power" of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock, other than the common stock of the company, to elect directors by a separate class vote); and "Voting Shares" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock, other than the common stock of the company, to elect directors by a separate class vote).

            (iv) "Tender Offer" shall mean a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any subsidiary), whether or not such offer is approved or opposed by the Board.

            (v) "Continuing Directors" shall mean a director of the Company who either (x) was a director of the Company on the date hereof or (y) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were

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            Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the 1934 Act, or any successor Rule).

(h) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(i) "Effective Date of Termination" shall mean the date on which the Executive's employment terminates in a circumstance in which Section 2.1 provides for Severance Benefits (as defined in Section 2.1).

(j) "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

      (1) A material diminution of the Executive's authorities, duties, responsibilities, or status (including offices, titles, or reporting relationships) as an employee of the Company from those in effect as of one hundred eighty (180) days prior to the Change in Control or as of the date of execution of this Agreement if a Change in Control occurs within one hundred eighty (180) days of the execution of this Agreement (the "Reference Date") or the assignment to the Executive of duties or responsibilities inconsistent with his position as of the Reference Date, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive, and other than any such alteration which is consented to by the Executive in writing;

      (2) The Company's requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business obligations;

      (3) A reduction in the Executive's annual salary or any material reduction by the Company of the Executive's other compensation or benefits from that in effect on the Reference Date or on the date of the Change in Control, whichever is greater;

      (4) The failure of the Company to obtain an agreement satisfactory to the Executive from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Article 5 herein; and

      (5) Any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.6 below, and for purposes of this Agreement, no such purported termination shall be effective.

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's (A) incapacity due to physical or mental illness or
(B) continued employment following the occurrence of any event constituting Good Reason herein.

(k) "KEPP" means the Company's Key Executive Performance Plan as it exists on the date hereof and as it may be amended, supplemented or modified from time to time or any successor plan.

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(l) "Severance Compensation" means three times Base Compensation.

(m) "TSRP" means the Total Shareholder Return Program as it exists on the date of the amendment and restatement of this Agreement and as it may be amended, supplemented or modified from time to time or a successor plan.

                         Article II. Severance Benefits

      2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company severance benefits described in Section 2.2 below (collectively, the "Severance Benefits") if a Change in Control shall occur and within twenty-four (24) months after the Change in Control either of the following shall occur:

            (a) an involuntary termination of the Executive's employment with the Company without Cause; or

            (b) a voluntary termination of the Executive's employment with the Company for Good Reason.

      2.2 Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Section 2.1, the Company shall provide the Executive with total Severance Benefits as follows (but subject to Sections 2.5 and 2.6):

            (a) The Executive shall receive a single lump sum cash Severance Compensation payment within thirty (30) days of the Effective Date of Termination.

            (b)   The Executive shall receive the Accrued Obligations.

            (c) The Executive shall receive as AIP for the year in which the termination occurs a lump sum cash payment paid within thirty
                  (30) days of the Effective Date of Termination equal to that which would have been paid if corporate and personal performance had achieved 120% of target objectives established for the annual period in which the Change in Control occurred, multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the Effective Date of Termination, and the denominator of which is 365.

            (d) The Executive shall receive a lump sum payment paid within thirty (30) days of the Effective Date of Termination (i) of any earned but unpaid TSRP Awards (as defined in the TSRP) and
                  (ii) with respect to any TSRP Awards for then uncompleted TSRP Performance Periods (as defined in the TSRP); provided that portion of the TSRP award that would be paid in stock under the TSRP is to be paid in cash based on the then current market value of the stock and the payment for then uncompleted TSRP Performance Periods will be determined based upon a deemed "Excellent" level of Total Shareholder Return (as defined in the TSRP and set forth in

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                  the applicable TSRP agreement) for each uncompleted TSRP
                  Performance Period.

            (e) All perquisites and welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans under which the Executive and/or the Executive's family is eligible to receive benefits and/or coverage shall be continued for a period of thirty-six (36) months after the Effective Date of Termination. Such benefits shall be provided to the Executive at no less than the same coverage level as in effect as of the date of the Change in Control. The Company shall pay the full cost of such continued benefits, except that the Executive shall bear any portion of such cost as was required to be borne by key executives of the Company generally at the date of the Change in Control. Notwithstanding the foregoing, the benefits described in this
                  Section 2.2(e) may be discontinued prior to the end of the periods provided in this Section to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer. In the event any insurance carrier shall refuse to provide coverage to a former employee, the Company shall secure comparable coverage or may self-insure the benefits if it pays such benefits together with a payment to the Executive equal to the federal income tax consequences of payments to a former highly compensated employee from a discriminatory self-insured plan.

            (f) The Executive shall be entitled to reimbursement for actual payments made for professional outplacement services or job search not to exceed $25,000 in the aggregate.

            (g) In determining the Executive's pension benefit following entitlement to a Severance Benefit, (i) the Executive shall be deemed to have satisfied the age and service requirements for full vesting under the Company's qualified (within applicable legal parameters), non-qualified and supplemental pension plans as of the Effective Date of Termination in which the Executive then participates such that the Executive shall be entitled to receive the full accrued benefit (based on actual service rendered through the Effective Date of Termination plus the service under subsection 2.2(g)(ii)) under all such plans in effect as of the date of the Change in Control, without any actuarial reduction for early payment and (ii) the Executive shall be credited with years of service for all purposes under each such plan equal to the number used to multiply Base Compensation in Section 1.1(m) (not to exceed a maximum total of ten credited years of service under the Company's Supplemental Pension Plan, if applicable). To the extent the amounts determined after giving effect to this
                  Section 2.2(g) cannot be paid from or under a qualified plan, as determined by the administrator of the qualified plan(s), such amounts shall be paid in a single cash payment with the Accrued Obligations as provided in Section 2.2(b), it being understood that the Executive will receive all amounts that can be paid from or under a qualified plan from such plan when such amounts otherwise become due.

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            (h)   If the Company is providing the Executive with the use of an automobile on the date of the Change in Control within sixty
                  (60) days of the Effective Date of Termination, the Company shall acquire title to such automobile if it does not then have title, satisfy any lease obligation, lien or encumbrance related to such automobile and transfer to the Executive, free and clear of all encumbrances, title to the automobile.

      2.3. Stock Options. All Company stock options previously granted to the Executive shall be fully vested and exercisable immediately upon a Change in Control. Such options shall be exercisable for the remainder of the term established by the Company's stock option plan as if the options had vested in accordance with the normal vesting schedule and the Executive had remained an employee of the Company. Company stock acquired pursuant to any such exercise may be sold by the Executive free of any Company restrictions, whatsoever (other than those imposed by federal and state securities laws).

      2.4. KEPP. In the event of entitlement to a Severance Benefit and the Executive then participates in KEPP, the Company shall pay to the Executive an amount in a single cash payment within thirty (30) days of the Effective Date of Termination equal to the amount determined as the sum of (i) any earned but unpaid KEPP amounts and (ii) the sum of (A) for the 2004 through 2006 measurement period under KEPP, at the 7X (maximum) level and (B) for the 2005 through 2007 measurement period under KEPP (x) with respect to Level 1, by first determining the aggregate amount of income before taxes actually attained by the Corporation for the period beginning on January 1, 2005 and ending on (and including) the date of the Change in Control, dividing that amount by the number of days during the period beginning on January 1, 2005 and ending on (and including) the date of the Change in Control and multiplying that daily amount by the total number of days in calendar years 2005, 2006 and 2007 and, using the amount of income before taxes determined under the foregoing, determining the appropriate amount to be paid under Level 1 and (y) with respect to Level 2, if the amount of the Level 1 payment determined under the preceding clause is less than the maximum level for the 2005 through 2007 Performance Period, the Personnel and Compensation Committee of the Board of Directors (the "Committee") shall meet immediately prior to the date of the Change in Control (or as soon as practicable after the Committee knows of the impending Change in Control) and determine the amount, if any, of KEPP Payment appropriate under Level 2 for the 2005 through 2007 Performance Period and the KEPP Payments for the 2005 through 2007 Performance Period shall be delivered to the Participants as soon after the Change in Control as is administratively feasible.

      2.5. Termination for any Other Reason. If the Executive's employment with the Company is terminated under any circumstances other than those set forth in
Section 2.1, including without limitation by reason of retirement, death, disability, discharge for Cause or resignation without Good Reason, or any termination, for any reason, that occurs prior to a Change in Control (other than as provided below) or after twenty-four (24) months following a Change in Control, the Executive shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement. In such event Executive's benefits, if any, in respect of such termination shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable plans, programs, policies and practices then in effect. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment with the Company is terminated at any time from three (3) to eight (8) months prior to the date on which a Change in Control occurs either
(i) by the

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Company other than for Cause or (ii) by the Executive for Good Reason, and it is
reasonably demonstrated that termination of employment (a) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the termination shall be deemed to have occurred as if immediately following a Change in Control for Good Reason and the Executive shall be entitled to Severance Benefits as provided in Section 2.2 hereof. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment with the Company is terminated at any time within three (3) months prior to the date on which a Change in Control occurs either (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, such termination shall conclusively be deemed to have occurred as if immediately following a Change in Control for Good Reason and the Executive shall be entitled to Severance Benefits as provided in
Section 2.2. hereof.

      2.6. Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      2.7. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all Federal, state, local, or other taxes that are legally required to be withheld.

      2.8. Certain Additional Payments by the Company.

            (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any economic benefit or payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up-Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 2.8(c), all determinations required to be made under this Section 2.8, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company's regular outside independent public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Effective Date of Termination, if applicable, or such earlier time as

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                  is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 2.8(b), shall be paid to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax or excess parachute payments on Executive's federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 2.8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the later of either
                  (i) the date the Executive has actual knowledge of such claim, or (ii) ten (10) days after the Internal Revenue Service issues to the Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this

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                  Section 2.8(c), the Company shall control all proceedings
                  taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations requested or acceded to by the Executive at the Company's request and relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 2.8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 2.8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 2.8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (e) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of such Payment, the foregoing provisions of this Section 2.8 shall apply, mutatis mutandis, with respect to such special tax.

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                 Article III. The Company's Payment Obligation

      3.1 Payment Obligations Absolute. Except as otherwise provided in the last sentence of Section 2.2(e), the Company's obligation to make the payments and the arrangements provided for in this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right that the Company may have against the Executive or any other party. All amounts payable by the Company under this Agreement shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a Federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

      3.2 Contractual Rights to Payments and Benefits. This Agreement establishes and vests in the Executive a contractual right to the payments and benefits to which the Executive is entitled hereunder. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in the last sentence of Section 2.2(e).

                   Article IV . Enforcement and Legal Remedies

      4.1. Consent to Jurisdiction. Each of the parties hereto irrevocably consents to personal jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Western District of Pennsylvania or any Pennsylvania court of competent jurisdiction. The parties also consent to venue in the above forums and to the convenience of the above forums. Any suit brought to enforce the provisions of this Agreement must be brought in the aforementioned forums.

      4.2 Cost of Enforcement. In the event that it shall be necessary or desirable for the Executive to retain legal counsel in connection with the enforcement of any or all of Executive's rights to Severance Benefits under
Section 2.2 of this Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company, as applicable, shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive's reasonable attorneys' fees, costs and expenses in connection with the enforcement of Executive's rights.

                      Article V. Binding Effect; Successors

      The rights of the parties hereunder shall inure to the benefit of their respective successors, assigns, nominees, or other legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of the assets of the Company, as the case may be, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company", as the case may be, for purposes of this Agreement.

                          Article VI. Term of Agreement

      The term of this Agreement shall commence on the Effective Date and shall continue in effect for three (3) full years (the "Term") unless further extended as provided in this Article. The Term of this Agreement shall be automatically and without action by either party extended for one additional calendar month on the last business day of each calendar month so that at any given time there are no fewer than 35 nor more than 36 months remaining unless one party gives written notice to the other that it no longer wishes to extend the Term of this Agreement, after which written notice, the Term shall not be further extended except as may be provided in the following sentence. However, in the event a Change in Control occurs during the Term, this Agreement will remain in effect for the longer of: (i) thirty-six (36) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid to the Executive or other party entitled thereto.

                           Article VII. Miscellaneous

      7.1 Employment Status. Neither this Agreement nor any provision hereof shall be deemed to create or confer upon the Executive any right to be retained in the employ of the Company or any subsidiary or other affiliate thereof.

      7.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board of Directors of the Company. The Executive may make or change such designation at any time.

      7.3 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and amends, restates and supersedes and prior change in control agreement between the parties. Any payments actually made under this Agreement in the event of the Executive's termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.

      7.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

      7.5 Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

      (a)   If to the Company:

            Allegheny Technologies Incorporated
            1000 Six PPG Place
            Pittsburgh, PA 15222-5479
            Attn: Executive Vice President, Human Resources, Chief Legal and
                  Compliance Officer, General Counsel and Corporate Secretary

      (b) If to Executive, to the Executive's address set forth at the end of this Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

      7.6 Execution in Counterparts. The parties hereto in counterparts may execute this Agreement, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

      7.7. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are for convenience of reference and not part of the provisions hereof and shall have no force and effect.

      7.8. Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and on behalf of the Company.

      7.9. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the Commonwealth of Pennsylvania, other than the conflict of law provisions thereof, shall be the controlling laws in all matters relating to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                            ALLEGHENY TECHNOLOGIES INCORPORATED

                            By: _______________________________________

                            Title: Executive Vice President, Human Resources,
                                 Chief Legal and Compliance Officer, General
                                 Counsel and Corporate Secretary

                            EXECUTIVE:

                            ___________________________________________

                            Name:
                            Address: